Exhibit 95

Mine Safety Disclosures

Our mines are operated subject to the regulation of the Federal Mine Safety and Health Administration (“MSHA”), under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). The following mine safety data is provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

As required by the reporting requirements of the Dodd-Frank Act, as amended, the table below presents the following information for the year ended December 31, 2011.

Mine	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations Under Section 104(e)	Received Notice of Potential to have Patterns Under Section 104(e)	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period
Big Ledge (26-02603)	2	—	1	—	1	$2,996	—	no	no	—	—	—
Dry Creek (26-02646)	3	—	—	—	—	$989	—	no	no	—	—	—
Evanston (48-01714)	—	—	—	—	—	$300	—	no	no	—	—	—
Houma (16-01321)	—	—	—	—	—	$200	—	no	no	—	—	—
Kapaa Quarry and Mill (51-00019)	5	—	2	—	—	$19,130	—	no	no	5	5	0
Puunene Camp 10 Quarry (51-00004)	5	—	—	—	—	$2,418	—	no	no	4	4	—